EXHIBIT 2.2

                             ARTICLES OF MERGER
                                     OF
                  SEAHAWK OVERSEAS EXPLORATION CORPORATION
                                WITH AND INTO
                       AMERICAN ENERGY SERVICES, INC.

     Pursuant to the provisions of Article 5.04 of the Texas Business Corporation Act (the "TBCA"), the undersigned domestic corporations adopt the following Article of Merger for the purpose of effecting a merger in accordance with the provisions of Article 5.01 of the TBCA.

     1. The plan of merger has been adopted in accordance with the provisions of
Article 5.04 of the TBCA providing for the combination of American Energy Services, Inc. ("AES") and Seahawk Overseas Exploration Corporation ("Seahawk"), and resulting in AES being the surviving corporation in the merger. Attached hereto as Annex A is the Agreement and Plan of Merger which is hereby incorporated by reference ("Plan of Merger").

     2. The name of each of the undersigned corporations, the type of such corporation and the laws under which such corporation was organized are:

NAME OF CORPORATION                         TYPE OF ENTITY    STATE
-------------------                         --------------    -----
American Energy Services, Inc.                Corporation     Texas
Seahawk Overseas Exploration Corporation      Corporation     California

     3. The laws of California under which Seahawk Overseas Exploration Corporation is organized permit such merger.

     4. The Plan of merger was duly approved by the shareholders of the undersigned domestic corporation in the manner prescribed by the Texas Business Corporation Act and was approved by the undersigned foreign corporation in the manner prescribed by the laws of the State of California.

     The Plan of Merger was duly authorized by all action required by the laws under which it was incorporated or organized and by its constituent documents.

     As to each of the undersigned corporations, the approval of whose shareholders is required, the number of shares outstanding as of the date that the Plan of merger was approved and the total number of shares voted for and against such Plan of Merger were as follows:

                                           NUMBER OF               NUMBER OF
      NAME OF                               SHARES                SHARES VOTED
    CORPORATION                 CLASS     OUTSTANDING      FOR       AGAINST
    -----------                 -----     -----------      ---       -------
    American Energy          Common Stock    1,000        1,000        -0-
    Services Inc.            par value $0

    Seahawk Overseas         Common Stock   58,918,677  58,918,677     -0-
    Exploration Corporation  par value $0
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     5. AES, the surviving corporation hereby: (a) agrees that it may be served with process in the State of California in any proceeding for the enforcement of any obligations of the undersigned foreign corporation and in any proceeding for the enforcement of the rights of a dissenting shareholder of such foreign corporation against the surviving corporation; (b) irrevocably appoints the secretary of the State of California its agent to accept service of process in any such proceeding and (c) agrees that it will promptly pay to the dissenting shareholders of such foreign corporation the amount, if any, to which they shall be entitled under provisions of the California law with respect to the rights of dissenting shareholders.

     6. The merger shall not be effective until such date and time as an appropriate Agreement of Merger under the California General Corporate Law shall have been filed with the Office of the Secretary of State of the State of California, which date shall not be later than July 24, 1996.

                                           AMERICAN ENERGY SERVICES, INC.

                                           By: /s/ LARRY ELLIOT
                                                   Larry Elliot, President

                                           SEAHAWK OVERSEAS EXPLORATION
                                           CORPORATION

                                           By: /s/ LARRY ELLIOT
                                                   Larry Elliot

                                  ANNEX "A"
                        AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of April 23, 1996, is by and between Seahawk Overseas Exploration Corporation, a California corporation ("Seahawk") and American Energy Services, Inc., a newly formed Texas corporation, ("AES").

                                  RECITALS

     WHEREAS, the parties to this Agreement desire to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, a amended.

     WHEREAS, the parties to this Agreement deem it advisable that Seahawk be merged into AES pursuant to this Agreement and in accordance with the applicable statutes of the States of California and Texas; and

     NOW, THEREFORE, in consideration of the premises hereof and the mutual agreements, representations, warranties, and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                 THE MERGER

     1. Seahawk shall merge with and into AES and as a result thereof, AES shall be the sole surviving corporation and the separate existence of Seahawk shall cease. The purpose of this merger is to change the domicile of Seahawk from California to Texas. Upon the merger, AES shall automatically succeed to, without other transfer, all properties and assets, shall be subject to all debts and liabilities of Seahawk.

     2. Each share of issued Seahawk common stock, $0 par value, shall be cancelled and converted by the merger and this Agreement into one (1) share of AES common stock, $0 par value. Upon the merger, each share of Seahawk stock Issued and outstanding immediately prior to the merger shall automatically be cancelled.

     3. All provisions of the Agreement and Plan of Merger dated December 22, 1995 by and between AES and Seahawk (attached as Exhibit "A") shall continue to be in force and effect.

     4. AES represents and warrants to Seahawk as follows:

     (a) AES is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and has the corporate power necessary to carry on it business as it is now being conducted.

     (b) As of the date of this Agreement, the authorized capital stock of AES is 100 million shares of common stock, $0 par value per share, of which 1,000 are currently validly issued and outstanding, fully paid and non-assessable. There are no existing options, warrants, calls or commitments of any kind obligating AES to issue any unissued AES common stock nor does AES have any outstanding commitment or obligation to repurchase, reacquire, or redeem any of AES's outstanding common stock.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                           AMERICAN ENERGY SERVICES, INC.

                                           By: /s/ LARRY ELLIOT
                                                   Larry Elliot, President

                                           SEAHAWK OVERSEAS EXPLORATION
                                           CORPORATION

                                           By: /s/ LARRY ELLIOT
                                                   Larry Elliot, President